Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC Reports

Results for Fourth Quarter and Full Year 2017

Mediacom Park, NY – February 22, 2018 – MEDIACOM BROADBAND LLC, a wholly-owned subsidiary of Mediacom Communications Corporation, today reported unaudited financial and operating highlights for the three months and year ended December 31, 2017. These results for Mediacom Broadband LLC remain subject to adjustments based upon completion of the audit for the year ended December 31, 2017.

Mediacom Broadband LLC Results for Fourth Quarter 2017*

•	Revenues were $266.6 million, reflecting a 1.4% increase from the prior year period

•	Operating income was $44.1 million, reflecting a 34.5% decrease from the prior year period

•	Operating income before depreciation and amortization (“OIBDA”) was $103.9 million, reflecting a 2.2% decrease from the prior year period

•	Net cash flows provided by operating activities were $80.0 million, compared to $86.0 million in the prior year period

•	Free cash flow of $43.0 million, compared to $35.9 million in the prior year period

Mediacom Broadband LLC Results for Full Year 2017*

•	Revenues were $1,059.1 million, reflecting a 2.5% increase from the prior year

•	Operating income was $230.5 million, reflecting an 8.6% decrease from the prior year

•	OIBDA was $402.8 million, reflecting a 0.9% increase from the prior year

•	Net cash flows provided by operating activities were $325.3 million, compared to $336.0 million in the prior year

•	Free cash flow of $137.1 million, compared to $128.6 million in the prior year

About Mediacom

Mediacom Communications Corporation is the 5th largest cable operator in the U.S. serving almost 1.4 million customers in smaller markets primarily in the Midwest and Southeast. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Contacts:
Investor Relations	Media Relations
Jack P. Griffin	Thomas J. Larsen
Vice President, Corporate Finance	Senior Vice President, Government and Public Relations
(845) 443-2654	(845) 443-2754

*	OIBDA and free cash flow are defined under “Use of Non-GAAP Financial Measures” in Table 5 and are reconciled to operating income and net cash flows provided by operating activities, respectively, in Table 3.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended December 31,				YoY% Change
	2017		2016
Video	$107,097		$111,620		(4.1%)
High-speed data	93,222		85,952		8.5%
Phone	14,986		14,157		5.9%
Business services	39,357		36,431		8.0%
Advertising	11,974		14,794		(19.1%)

Total revenues	$266,636		$262,954		1.4%
Service costs	(109,113)		(103,391)		5.5%
SG&A expenses	(48,235)		(47,968)		0.6%
Management fees	(5,350)		(5,350)		—

OIBDA (a)	$103,938		$106,245		(2.2%)
Cash interest expense (a)	(16,168)		(17,652)		(8.4%)
Capital expenditures (b)	(40,223)		(48,216)		(16.6%)
Dividend to preferred members	(4,500)		(4,500)		—

Free cash flow (a)	$43,047		$35,877		20.0%

OIBDA margin (c)	39.0%		40.4%

	December 31, 2017		December 31, 2016		YoY% Change
Video customers	455,000		463,000		(1.7%)
High-speed data (“HSD”) customers	668,000		643,000		3.9%
Phone customers	312,000		264,000		18.2%

Primary service units (“PSUs”)	1,435,000		1,370,000		4.7%

Video customer declines	—		(3,000)
HSD customer increases	9,000		7,000
Phone customer increases	12,000		7,000

Quarterly PSU increases	21,000		11,000

Customer relationships (d)	755,000		754,000		0.1%

Average total monthly revenue per:
PSU (e)	$62.39		$64.24		(2.9%)
Customer relationship (f)	$117.80		$117.02		0.7%

	December 31, 2017		December 31, 2016
Bank credit facility	$1,077,000		$1,128,000
5 1⁄2% senior notes due 2021	200,000		200,000
6 3⁄8% senior notes due 2023	300,000		300,000

Total debt (g)	$1,577,000		$1,628,000

Total leverage ratio (h)	3.79	x	3.83	x
Interest coverage ratio (i)	6.43	x	6.02	x

*	See Table 3 for reconciliations of OIBDA to operating income, cash interest expense to interest expense, net, and free cash flow to net cash flows from operating activities. See Table 4 for details of capital expenditures. See footnotes on Page 5, which contain important disclosures regarding the definitions used for selected unaudited financial and operating data.

TABLE 2*

Mediacom Broadband LLC

Selected Financial Data

(Dollars in thousands)

(Unaudited)

	Year Ended December 31,		YoY% Change
	2017	2016
Video	$439,716	$450,658	(2.4%)
High-speed data	366,012	331,778	10.3%
Phone	59,350	57,999	2.3%
Business services	152,481	141,054	8.1%
Advertising	41,527	51,750	(19.8%)

Total revenues	$1,059,086	$1,033,239	2.5%
Service costs	(439,990)	(419,406)	4.9%
SG&A expenses	(194,629)	(193,669)	0.5%
Management fees	(21,665)	(20,800)	4.2%

OIBDA (a)	$402,802	$399,364	0.9%
Cash interest expense (a)	(66,250)	(73,108)	(9.4%)
Capital expenditures (b)	(181,477)	(179,696)	1.0%
Dividend to preferred members	(18,000)	(18,000)	—

Free cash flow (a)	$137,075	$128,560	6.6%

OIBDA margin (c)	38.0%	38.7%

TABLE 3

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net cash flows provided by operating activities	$80,032	$86,022	$325,262	$336,034
Capital expenditures	(40,223)	(48,216)	(181,477)	(179,696)
Dividend to preferred members	(4,500)	(4,500)	(18,000)	(18,000)
Other expense, net	353	389	1,329	1,686
Changes in assets and liabilities, net	7,385	2,182	9,961	(11,464)

Free cash flow (a)	$43,047	$35,877	$137,075	$128,560

Operating income	$44,098	$67,288	$230,469	$252,250
Depreciation and amortization	59,840	38,957	172,333	147,114

OIBDA	$103,938	$106,245	$402,802	$399,364

Interest expense, net	$17,170	$18,944	$70,089	$78,725
Amortization of deferred financing costs	(1,002)	(1,292)	(3,839)	(5,617)

Cash interest expense	$16,168	$17,652	$66,250	$73,108

*	See Table 3 for a reconciliation of, and Table 5 for information regarding, our use of non-GAAP measures.

TABLE 4

Mediacom Broadband LLC

Capital Expenditures

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Customer premise equipment	$22,917	$17,825	$85,959	$75,033
Enterprise networks	1,661	2,202	9,637	10,367
Scalable infrastructure	3,005	15,864	30,368	41,688
Line extensions	2,557	4,374	14,173	15,141
Upgrade / rebuild	5,859	5,396	25,938	23,610
Support capital	4,224	2,555	15,402	13,857

Total capital expenditures	$40,223	$48,216	$181,477	$179,696

TABLE 5

Use of Non-GAAP Financial Measures

“OIBDA,” “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. We define free cash flow as OIBDA less capital expenditures, cash interest expense and dividends to preferred members.

OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provide measures that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. A limitation of OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. OIBDA might not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations.

Free cash flow is used by management to evaluate our ability to repay debt and facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors as it provides an additional measure that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. Free cash flow may not be comparable to similarly titled measures reported by other companies.

OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

For reconciliations of OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Table 3.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements, including statements regarding our beliefs with respect to future events and our future financial performance. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Significant factors that may cause such differences to occur include, but are not limited to: increased levels of competition; greater than anticipated programming and other service costs; our ability to generate sufficient cash flow to meet our debt service obligations; and other risks and uncertainties discussed in Mediacom Broadband LLC’s most recent Annual Report on Form 10-K. We disclaim any obligation to update any forward-looking statements contained herein, except as required by applicable federal securities laws.

FOOTNOTES:

(a)	See Table 5 for information about our use of Non-GAAP financial measures.

(b)	Capital expenditures excludes changes in accrued property, plant and equipment, which represented a use of cash of less than $0.1 million and a source of cash of $1.8 million for the three months and full year ended December 31, 2017, respectively, and cash uses of $3.4 million and $3.8 million for the three months and full year ended December 31, 2016, respectively.

(c)	Represents OIBDA as a percentage of total revenues.

(d)	Represents the total number of customers that receive at least one service, without regard to which service(s) customers purchase.

(e)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.

(f)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.

(g)	Total debt excludes the effect of deferred financing costs, net.

(h)	Represents total debt at quarter end divided by annualized OIBDA for the quarter.

(i)	Represents OIBDA divided by cash interest expense for the quarter.